Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	July 23, 2008
Contact:	Anne-Marie Wright, Vice President of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES UPDATED GUIDANCE
FOR GROSS MARGINS, PROFITS AND SALES

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today announced that the Company has updated its guidance for its estimated gross margin percentage for the year ended December 31, 2008 to approximately 41.4%, an increase of 150 basis points from the previously announced goal of 39.9%.

The Company also updated its estimated earnings per share projections for the year ended December 31, 2008 from the previously forecasted $0.66 per share to a range of $0.70-$0.72 per share.

Sales projections for the year ended December 31, 2008 are being maintained at $224 million.

Further details regarding the updated guidance will be discussed during the Company’s quarterly conference call to be held today, July 23rd, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is 800-218-9073, and the international number is 303-205-0033. A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 90 individuals. Merit employs approximately 1,600 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007. Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of supplier relationships, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks;  modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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